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                                                                 Exhibit 10.23


    [CERTAIN MATERIAL (INDICATED BY A [*CON*]) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED
MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]


                          LICENSE AND ROYALTY AGREEMENT

         This LICENSE AND ROYALTY AGREEMENT is entered into as of November 4, 1998 (the "Effective Date") by and between PFIZER INC and its Affiliates ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and MITOKOR and its Affiliates ("Mitokor"), a California corporation, having an office at 11494 Sorrento Valley Road, San Diego, CA 92121;

         WHEREAS, Pfizer desires to obtain an exclusive license under Mitokor's right, title and interest in the Patent Rights so that Pfizer can manufacture, use, sell, offer for sale and import the Licensed Products; and

         WHEREAS, Mitokor is willing to grant such license;

         Therefore, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1. DEFINITIONS.

         The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in this Section 1 and in the Research Agreement.

      1.1 "RESEARCH AGREEMENT" means the Collaborative Research and Development Agreement between Pfizer and Mitokor effective November 4, 1998.

      1.2 "NET SALES" means the gross amount invoiced by Pfizer, its Affiliates,


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or any sublicensee of Pfizer for sales to a third party or parties of Licensed
Products, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Pfizer's or any sublicensee of Pfizer's invoices and transportation, insurance and postage charges, if prepaid by Pfizer or any sublicensee of Pfizer and billed on Pfizer's or any sublicensee of Pfizer's invoices as a separate item.

      1.3 "LICENSED PRODUCT" means any Therapeutic Product the manufacture, use, sale, offer for sale or import would infringe any Valid Claim within the Patent Rights in the absence of a license.

2. GRANT OF LICENSES, TERM, RIGHTS AND OBLIGATIONS.

      2.1 LICENSE GRANTED TO PFIZER UNDER THE PATENT RIGHTS.

            Mitokor hereby grants to Pfizer an exclusive, worldwide license, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import Licensed Products under all Mitokor's right, title and interest in the Patent Rights.

      2.2 LICENSE GRANTED TO MITOKOR UNDER THE PATENTS AND PROGRAM TECHNOLOGY.
Section 2.1 to the contrary notwithstanding:

            2.2.1 Pfizer hereby grants to Mitokor the exclusive, perpetual, royalty free license, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import Diagnostic Products and products sold exclusively for research purposes under all Pfizer's right, title and interest in the Patent Rights and Program Technology.

      2.3 TERM OF LICENSES. The term of the grant to Pfizer set forth in Section
2.1 shall commence on the Effective Date and shall terminate on the date of the


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last to expire of the Patent Rights. The term of the grant to Mitokor set forth in Section 2.2. shall commence on the Effective Date and shall run perpetually except in those countries of the world in which such term is limited by law.

      2.4 PAID-UP LICENSE. Pfizer shall have a paid-up license permitting royalty free manufacture, use ,sale, offer for sale and import of Licensed Products in each country after the expiration of Pfizer's last obligation to pay royalties on Net Sales of each such Licensed Product in each such country.

      2.5 PFIZER OBLIGATIONS.

            2.5.1 Pfizer shall use reasonably diligent efforts to exploit Licensed Products commercially employing similar effort to that applied to other products similarly situated.

            2.5.2 If Pfizer grants a sublicense pursuant to this Section 2, Pfizer shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement; provided, however, that Pfizer shall not be relieved of its obligations pursuant to this Agreement.

      2.6 TECHNICAL ASSISTANCE.

            Mitokor shall provide to Pfizer or any sublicensee of Pfizer, at Pfizer's request [ * CON * ], any agreed technical assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use, sell, offer for sale or import each Licensed Product and to enjoy fully all the rights granted to Pfizer pursuant to this Agreement; provided, however, that Mitokor is reasonably capable of providing that assistance. Pfizer shall [ * CON * ] providing such assistance.

3. MILESTONE PAYMENTS, ROYALTIES, ACCOUNTING , RECORDS.

      3.1 PATENT RIGHTS.

            3.1.1 Pfizer shall pay Mitokor a royalty based on the Net Sales of each Licensed Product. Such royalty shall be paid with respect to each country of

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the world from the date of the first commercial sale (the date of the invoice of Pfizer or any sublicensee of Pfizer with respect to such sale) of such Licensed Product in each such country until the expiration of the last Patent Right to expire with respect to each such country and each such Licensed Product.

            3.1.2 If the manufacture and sale of a Licensed Product takes place in countries where there are no Patent Rights, Pfizer will pay to Mitokor a royalty based on the Net Sales of each Licensed Product in each such country for [ * CON * ] ([ * CON * ]) years after the first commercial sale of such Licensed Product in such country.

      3.2 ADJUSTMENT TO ROYALTY RATES.

            3.2.1 Pfizer shall pay Mitokor a royalty for the sale of each Licensed Product under Section 2.1 as set forth in Section 3.1; provided, however, that if over a calendar year the average cost of goods (determined in the same manner as Pfizer determines its cost of goods for any similar pharmaceutical product for financial reporting purposes in the United States, consistently applying U.S. generally accepted accounting principles, including royalties payable to Mitokor, but not third parties) for a Licensed Product exceeds [ * CON * ] percent ([ * CON * ]%) of Pfizer's direct price (determined in the same manner as Pfizer determines its direct price to customers for any similar pharmaceutical product consistently applying generally accepted accounting principles) for such Licensed Product for such calendar year, the otherwise applicable royalty rate set forth below shall be reduced by [ * CON * ] percent ([ * CON * ]%) of the excess above [ * CON * ] percent
([ * CON * ]%) of the Average Net Sales Price; provided, however, that in no event shall the applicable royalty rates be reduced by an aggregate of more than [ * CON * ]percent ([ * CON * ]%). Notwithstanding the foregoing, the adjustment in this Section 3.2 shall not apply with respect to royalties paid on Net Sales occurring prior to the end of the [ * CON * ] full calendar year after the first

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commercial sale of the Licensed Product in the United States. As used in this
Section 3.2, the "Average Net Sales Price" shall mean the average invoice price of all Net Sales in which the Licensed Product was sold worldwide in full commercial sales during the particular calendar year, it being understood that such sales shall not include units distributed as samples, for use in clinical trials or in any other manner other than a full commercial sale; and "average cost of goods" shall mean the average cost of goods of the Licensed Product units included in the calculation of Average Net Sales Price.

                  3.2.2 If Pfizer determines that the foregoing cost formula entitles Pfizer to a reduced royalty, Pfizer shall, upon request and at a reasonable place during normal business hours, present to Mitokor its calculations, books and records of account demonstrating that its cost was determined by generally acceptable accounting procedures consistently applied.

3.3 ROYALTY RATES. The royalty paid each year shall be based on increments of worldwide Net Sales with respect to each of the Licensed Products according to the following schedule:

         Annual Net Sales (MM)              Royalty Rate (%)
         ---------------------              ----------------
         $0-$[ * CON * ]MM                  [ * CON * ]%

         $[ * CON * ]-[ * CON * ]MM         [ * CON * ]%

         $>[ * CON * ]MM                    [ * CON * ]%


3.4. RENEGOTIATION OF ROYALTY RATES. The parties acknowledge that the royalty rates set forth in Section 3.3 and the milestones in Section 3.8 are based on the

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expectation that Licensed Products will be administered to human patients. If
Pfizer identifies or develops for animal patients with respect to a Licensed Product which represents a commercial opportunity for Pfizer in the area of animal health, the parties will negotiate, as mutually agreed, a new royalty rate and milestone schedule for such Licensed Product to account for development costs and changes in the cost of goods, selling price and projected annual Net Sales. It is understood, however, that the royalty rate specified in Section 3.3 and the milestones as per Section 3.8 shall be modified only as Pfizer and Mitokor agree.

      3.5 PAYMENT DATES.

            Royalties shall be paid by Pfizer on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Product by Pfizer or any sublicensee of Pfizer in each country, the applicable royalty rate for such Licensed Product, and a calculation of the amount of royalty due, including any offsets.

      3.6 ACCOUNTING.

            The Net Sales used for computing the royalties payable to Mitokor by Pfizer shall be computed and paid in US dollars by wire transfer in immediately available funds to a U.S. account designated by Mitokor, or by other mutually acceptable means. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of U.S. dollars.


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      3.7 RECORDS.

            Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer of each Licensed Product in sufficient detail to allow the accruing royalties to be determined accurately. Mitokor shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Mitokor, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Mitokor agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Mitokor to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Mitokor to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The findings of each inspection, if any, shall be binding on both parties.

      3.8 MILESTONE PAYMENTS. Pfizer shall pay Mitokor, within sixty (60) days of the completion of each event set forth below ("Event"), the payment listed opposite that Event. Payments shall be made in US dollars by wire transfer in


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immediately available funds to a U.S. bank account designated by Mitokor, or other mutually acceptable means. Pfizer shall be obligated to make each payment only once with respect to each Licensed Product affected by an Event; provided, however, that such payment for such Event shall not be due with respect to any subsequent Licensed Product directed to a Molecular Target and indication which has previously been the subject of the same Event. [ * CON * ] payments made by Pfizer pursuant to this Section 3.8 with respect to a Licensed Product shall be credited against [ * CON * ] sums due to Mitokor pursuant to Section 3.3 of this Agreement with respect to Net Sales of such Licensed Product; provided, however, that the sums due pursuant to Section 3.3 in any calendar year with respect to such Licensed Product shall not be reduced by virtue of this credit by more THAN [ * CON * ] percent ([ * CON * ]%):

        EVENT                                           AMOUNT
        -----                                           ------

1. Submission of IND or initiation
   of human clinical testing in any country
   (whichever occurs first)                           $ [ * CON * ]

2. Commencement of Phase III clinical trials
   in any country                                     $ [ * CON * ]

3. NDA/PLA Submission in any country                  $ [ * CON * ]

4. NDA/PLA  Approval in any country                   $ [ * CON * ]


            For the purposes of the foregoing, "IND" shall mean an Investigational New Drug Application filed with the U.S. FDA, or a similar filing made with a counterpart health regulatory authority in another country; "NDA/PLA" shall mean a New Drug Application, Product License Application, or other application for authority to


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            market a Licensed Product filed with the U.S. FDA or a counterpart health regulatory agency in another country.

4. LEGAL ACTION.

      4.1 ACTUAL OR THREATENED DISCLOSURE OR INFRINGEMENT.

            When information comes to the attention of Pfizer to the effect that any Patent Rights relating to a Licensed Product have been or are threatened to be unlawfully infringed, Pfizer shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Pfizer shall notify Mitokor promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Pfizer determines that it is necessary or desirable for Mitokor to join any such suit, action or proceeding, Mitokor shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer to commence such action, suit or proceeding in which case Pfizer shall hold Mitokor free, clear and harmless from any and all costs and expenses of litigation, including attorneys fees. If Pfizer brings a suit, it shall have the [ * CON * ], related to such suit or settlement, and [ * CON * ] percent ([ * CON * ]%) of any funds that shall remain from said recovery shall be paid to Mitokor and the balance of such funds shall be retained by Pfizer. If Pfizer does not, within one hundred twenty (120) days after giving notice to Mitokor of the above-described information, notify Mitokor of Pfizer's intent to bring suit against any infringer, Mitokor shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Pfizer as party plaintiff, if appropriate, in which event Mitokor shall hold Pfizer free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Mitokor. However,


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[ * CON * ] percent ([ * CON * ]%) of any such sums received by Mitokor, after deduction of all costs and expenses related to such suit or settlement, including attorney's fees paid, shall be paid to Pfizer. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section. If Pfizer lacks standing and Mitokor has standing to bring any such suit, action or proceeding, then Mitokor shall do so at the request of Pfizer and at Pfizer's expense.

      4.2 DEFENSE OF INFRINGEMENT CLAIMS.

            Mitokor will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use or sale of the Licensed Product. Pfizer shall give Mitokor prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Mitokor a copy of each communication relating to the alleged infringement. Mitokor shall give to Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Mitokor, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), at Pfizer's expense, including by providing information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Pfizer shall obtain Mitokor's prior consent to such part of any settlement which contemplates payment or other action by Mitokor or has a material adverse effect on Mitokor's business. If the parties agree that Mitokor should institute or join any suit, action or proceeding pursuant to this Section, Pfizer may, at Pfizer's expense, join Mitokor as a defendant if necessary or desirable, and Mitokor shall execute all documents and take all other actions,


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including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

      4.3 HOLD HARMLESS.

            Mitokor agrees to defend, indemnify and hold harmless Pfizer and any sublicensee of Pfizer, from and against any loss or expense arising from any proven claim of a third party that the third party has been granted rights by Mitokor and such rights are being infringed upon by reason of Pfizer or any sublicensee of Pfizer exercising their rights granted to Pfizer by Mitokor pursuant to this Agreement.

      4.4 THIRD PARTY LICENSES.

            If the manufacture, use or sale by Pfizer of a Licensed Product in any country would, in the opinion of both Pfizer and Mitokor, infringe a patent owned by a third party, Pfizer and Mitokor, upon mutual consent, shall attempt to obtain a license under such patent at Pfizer's expense. If such license is obtained under such patent, [ * CON * ] percent ([ * CON * ]%) of any payments made by Pfizer to such third party shall be deductible from royalty payments due from Pfizer to Mitokor pursuant to this Agreement; provided, however, that in no event shall royalties payable to Mitokor be lower than [ * CON * ] of the royalty due from the Net Sales of such Licensed Product as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis.

5. REPRESENTATION AND WARRANTY.

      5.1 Mitokor represents and warrants to Pfizer that it has the right to grant the License granted pursuant to this Agreement, and that the License so granted does not conflict with or violate the terms of any agreement between Mitokor and any third party.


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6. TREATMENT OF CONFIDENTIAL INFORMATION.

      6.1 CONFIDENTIALITY.

            6.1.1 Pfizer and Mitokor each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to Pfizer's right and obligations pursuant to this Agreement, Pfizer and Mitokor each agree that during the term of the Research Agreement and for [ * CON * ] ([ * CON * ]) years thereafter, it will keep confidential, and will cause its Affiliates and sublicensees to keep confidential, all Mitokor Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it or to any of its Affiliates and sublicensees pursuant to this Agreement. Neither Pfizer, its Affiliates or sublicensees nor Mitokor shall use Confidential Information of the other party except as expressly permitted under this Agreement. For all purposes of this Section 6, it is understood that Program Technology shall be deemed Confidential Information of both parties.

            6.1.2 Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Mitokor each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates and sublicensees shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Mitokor each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates and sublicensees to take such action, to preserve the confidentiality of each other's


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Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

            6.1.3 Mitokor and Pfizer each represent that all of its employees, and any consultants to such party, participating in the Research Program who shall have access to Program Technology, the Technology of the other (Pfizer Technology or Mitokor Technology, as the case may be) or Confidential Information of the other (Pfizer Confidential Information or Mitokor Confidential Information, as the case may be) are bound by agreement to maintain such information in confidence.

      6.2 PUBLICITY. Except as required by law, and except for a mutually approved press release to be issued upon the signing of this Agreement, neither party may disclose the terms of this Agreement without the written consent of the other party; provided, however, that Mitokor may disclose the terms, or provide copies, of this Agreement as necessary in the normal course of business to bankers, investors and others in order to obtain financing.

      6.3 DISCLOSURE REQUIRED BY LAW. If either party is requested to disclose the Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law to disclose the Confidential Information, such party will give the other party prompt notice of such request. The disclosing party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such party seeks a protective order or other remedy, the other party will cooperate. If such party fails to obtain a protective


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order or waive compliance with the relevant provisions of this Agreement, the other party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

      6.4 DISCLOSURE OF INVENTIONS. Each party shall promptly inform the other about all inventions in the Area within Program Technology that are conceived, made or developed in the course of carrying out the Research Program by employees of, consultants to, either of them solely, or jointly with employees of, or consultants to the other.

7. PROVISIONS CONCERNING FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement:

      7.1 FILING, PROSECUTION AND MAINTENANCE BY MITOKOR. With respect to Patent Rights in which Mitokor employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, Mitokor shall have the exclusive right and obligation :

            (a) to file applications for letters patent on patentable inventions included in Patent Rights; provided, however, that Mitokor shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Mitokor file such applications; and, further provided, that Mitokor, at its option and expense, may file in countries where Pfizer does not request that Mitokor file such applications;

            (b) to take all reasonable steps to prosecute all pending and new patent applications included within Patent Rights;

            (c) to respond to oppositions, nullity actions, re-examinations, revocation actions, interference proceedings and similar proceedings filed by third parties against the grant of letters patent for such applications;


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            (d) to maintain in force any letters patent included in Patent
Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

            (e) to cooperate fully with, and take all necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Patent Rights.

         Mitokor shall notify Pfizer in a timely manner of any decision to not pursue an action or to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of taking such action or continuing to prosecute any such pending patent application or of keeping the issued patent in force, or all of these.

            7.1.1 COPIES OF DOCUMENTS. Mitokor and Pfizer shall provide to each other copies of all patent applications that are part of Patent Rights prior to filing, for the purpose of obtaining substantive comment of the other party's patent counsel. Mitokor and Pfizer shall also provide to the other copies of all material documents relating to prosecution of all such patent applications in a timely manner and shall provide to the other every six (6) months a report detailing the status of all patent applications that are a part of Patent Rights.

            7.1.2 REIMBURSEMENT OF COSTS FOR FILING PROSECUTING AND MAINTAINING PATENT RIGHTS. Within thirty (30) days of receipt of invoices from Mitokor, Pfizer shall reimburse Mitokor for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer consents to or requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to other funding payments under this Agreement and shall include such costs of all activities described in 7.1 (a)-(e) above. However, Pfizer may, upon sixty (60) days notice, request that Mitokor discontinue filing or prosecution of patent


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applications in any country and discontinue reimbursing Mitokor for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Mitokor shall pay all costs in those countries in which Pfizer requests that Mitokor not file, prosecute or maintain patent applications and patents, but in which Mitokor, at its option, elects to do so.

            7.1.3 Patent Extensions. Pfizer shall have the right to file on behalf of and as an agent for Mitokor all applications for, and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 and foreign counterparts with respect to the Patent Rights to the extent that such extensions are available by reason of a Licensed Product under the License Agreement during the period the License Agreement is in effect. Mitokor agrees, to sign, such further documents and take such further actions as may be requested by Pfizer in this regard, at Pfizer's expense.

      7.2 FILING, PROSECUTION AND MAINTENANCE BY PFIZER. With respect to Patent Rights in which Pfizer employees or consultants alone are named as inventors, Pfizer shall have those rights and duties ascribed to Mitokor in Section 7.1., except that Pfizer will bear all related expenses.

      7.3 Neither party may disclaim a Valid Claim within Patent Rights without the consent of the other.

8. OTHER AGREEMENTS.

         Concurrently with the execution of this Agreement, Mitokor and Pfizer shall enter into the Research Agreement of even date and the Stock Purchase Agreement. This Agreement, the Research Agreement, and the Stock Purchase Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understanding between the parties with respect to same.


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9. TERMINATION AND DISENGAGEMENT.

      9.1 EVENTS OF TERMINATION. The following events shall constitute events of termination ("Events of Termination"):

            (a) If any written representation or warranty by Mitokor or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

            (b) Mitokor or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty
(30) days after written notice to the failing party.

      9.2 TERMINATION. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

      9.3 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.2 of the Research Agreement.

      9.4 Termination of this Agreement for any reason shall be without prejudice to:

            (a) the rights and obligations of the parties provided in Sections 6, 7 and 10;

            (b) Mitokor's right to receive all royalty, milestone or other payments accrued hereunder; or

            (c) any other remedies which either party may otherwise have.

10. INDEMNIFICATION. Pfizer and Mitokor will indemnify, defend and hold each other harmless for any and all damages, settlements, costs, legal fees and other


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expenses incurred in connection with a claim by a third party against either party based on any action or omission of the indemnifying party's agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of the party seeking indemnification; or (ii) if such party fails to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding the foregoing, Pfizer hereby expressly agrees to indemnify, defend and hold harmless Mitokor (and all officers, directors, agents and Affiliates of Mitokor) for any and all claims arising from clinical trials pursued by Pfizer or its Affiliates and/or sublicensees, the sale of products, the exercise of rights granted to Pfizer under Section 5.2 of the Research Agreement or the License and Royalty Agreement (including without limitation product liability claims) and/or claims and to claims arising from Patent Rights, Pfizer Patent Rights, Program Technology and Pfizer Technology except for intellectual property claims with respect to Mitokor Patent Rights, or Mitokor Technology. The indemnifying party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable.

11. NOTICES AND REPORTS.

      11.1 All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

         If to Pfizer:             Pfizer Central Research
                                   235 East 42nd Street
                                   New York, NY 10017

                                   ATTENTION:  DR. GEORGE MILNE, PRESIDENT
                                   with copy to: General Counsel

         If to Mitokor:            MitoKor,
                                   11494 Sorrento Valley Road
                                   San Diego, CA 92121
                                   ATTENTION:  DR. WALTER MOOS, CEO


Notices shall be deemed given as of the date received at the above specified address.

      11.2 Reports. Pfizer agrees to keep Mitokor informed with respect to activities and progress toward further research, development and commercialization of Licensed Products. Pfizer agrees to provide to Mitokor every six months a summary of such activities and progress. In addition, Pfizer will provide to Mitokor copies of any data regarding the Licensed Products together with copies of any reports or summaries of such data. Mitokor agrees that all such information will be deemed Pfizer Confidential Information.

12. GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13. MISCELLANEOUS.

      13.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      13.2 HEADINGS. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.


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                                       19


      13.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. Signatures may be transmitted via facsimile, thereby constituting the valid signature and delivery of this Agreement.

      13.4 AMENDMENT; WAIVER; ETC. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

      13.5 NO THIRD PARTY BENEFICIARIES. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties as partners with each other or any third party.

      13.6 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

      13.7 FORCE MAJEURE. Neither Pfizer nor Mitokor shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Mitokor.

      13.8 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected so long as the essential benefits of this Agreement remains enforceable and obtainable.


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                                       23


      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


             PFIZER INC                                    MITOKOR



By:                                           By:
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Title:                                        Title:
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